UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): December 1, 2014

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36247	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 1, 2014, we entered into a Securities Purchase Agreement with certain institutional investors to raise up to an aggregate of $40 million of senior secured promissory notes.  Under the terms of the transaction set forth in the Securities Purchase Agreement with the investors, the first closing will be for $10.35 million and is scheduled to occur on or before December 19, 2014, subject to certain terms and conditions.  The investors have deposited $5 million into escrow as part of the transaction, which will be released at closing.  Assuming the first $10.35 million closing occurs, we may sell additional promissory notes to the investors under the Securities Purchase Agreement as needed from time to time to fund future drilling obligations, subject to investor approval.

The promissory notes will have a term of two years, an interest rate of 13% per annum, and a first lien on all of our assets.  The first six months of interest on the notes will be due in advance at closing, and the investors will receive a fee at closing equal to 3% of gross proceeds raised.   The investors will also receive a term override on our Hunton assets that calls for them to receive 2% of our gross revenue on those wells for the term of the promissory notes with a minimum of $1,552,500 of overriding revenue and a maximum of $3,105,000 of overriding revenue.  Placement agents will receive a placement fee of up to 5% of gross proceeds at closing plus certain warrants which will have a term of five years and an exercise price of $3.50 per share.  Upon closing, we will be responsible for payment of expenses of the transaction, for which we have already advanced approximately $200,000.

Currently, holders of our 12% Series A Secured Convertible Promissory Notes (“Series A Notes”) have a first lien security interest on all our assets.  As a condition to closing of the transaction described above, the new investors must have a first lien security interest on all our assets at closing.  We will provide notice to the Series A Note holders of the financing transaction and conditionally give each holder three choices: (i) conversion of the Series A Note into shares of common stock, (ii) consent to amendment of the Series A Note to subordinate the Series A Note holder’s lien and extend the maturity date of the Series A Note from March 31, 2015 to December 31, 2016, and/or (iii) redemption of the Series A Note for cash.  If the Series A Note holders who elect to have us redeem their Series A Notes amount to over $2,000,000 in total principal, the new lending transaction, by its terms, will not close and will terminate, and any of the three choices selected by the Series A Note holders (as described in (i) through (iii) herein) will be of no force or effect.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated December 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: December 2, 2014	By:	/s/ John Brda
John Brda
President